Filed Pursuant To Rule 433

Registration No. 333-209926

August 17, 2016

GOLD’S RELATIONSHIP WITH THE DOLLAR The dollar and gold often move in opposite directions, but not symmetrically, in part because there are other factors that drive the gold price. We believe that gold is an effective portfolio diversifier, and that investor’S shouldn’t necessarily sell their gold allocations when the dollar is rising. Ever since President Richard Nixon ended the dollar’s peg to gold in 1971, the prices of both have tended to move opposite to one another. In other words, a weakening dollar has historically... READ MORE STATE STREET GLOBAL ADVISORS. SPDR GLD State Street Global Markets, LLC serves as the marketing agent for GLD.
IMPORTANT RISK INFORMATION

IMPORTANT RISK INFORMATION
Investing in GLD® allows investors to take advantage of gold’s historical low correlation to stocks and bonds.
Divesification does not ensure profit or guarantee against loss. There can be no assurance that a liquid market will be maintained for ETF shares. Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust (“GLD”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust will arrange to send you prospectus if you request it by calling 1-866-320-4053. Not FDIC Insured * No Bank Guarantee * May Lose Value IBG-20397
STATE STREET GLOBAL ADVISORS. SPDR State Street Global Markets, LLC serves as the marketing agent for GLD.
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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.